PROSPECTUS SUPPLEMENT	EXHIBIT 99.1
(To Prospectus dated August 15, 2007)	REGISTRATION NO. 333-43142

1,000,000,000 Depositary Receipts
Wireless HOLDRS (SM) Trust

This prospectus supplement supplements information contained in the prospectus dated August 15, 2007 relating to the sale of up to 1,000,000,000 depositary receipts by the Wireless HOLDRS (SM) Trust.

The share amounts specified in the table in the “Highlights of Wireless HOLDRS” section of the base prospectus shall be replaced with the following:

Name of Company	Ticker	Share Amounts	Primary Trading Market
Crown Castle International Corp.	CCI	4	NYSE
Deutsche Telekom AG *	DT	18.4841	NYSE
LM Ericsson Telephone Company *(2)	ERIC	14.8	NASDAQ
Embarq Corporation	EQ	1.5390	NYSE
FairPoint Communications, Inc.(1)	FRP	0.3206	NYSE
Motorola, Inc.	MOT	41	NYSE
NexCen Brands Inc.	NEXC	1	NASDAQ
Nokia Corp. *	NOK	23	NYSE
Qualcomm Incorporated	QCOM	26	NASDAQ
Research In Motion Limited	RIMM	12	NASDAQ
RF Micro Devices, Inc.	RFMD	4	NASDAQ
SK Telecom Co., Ltd. *	SKM	17	NYSE
Sprint Nextel Corporation	S	30.7800	NYSE
United States Cellular Corporation	USM	1	AMEX
Verizon Communications Inc.(1)	VZ	17	NYSE
Vivo Participações	VIV	3	NYSE
Vodafone Group p.l.c. *	VOD	18.375	NYSE
Windstream Corporation	WIN	1.1063	NYSE

(1)           As a result of a distribution of FairPoint Communications, Inc. (NYSE ticker “FRP”) to its shareholders by Verizon Communications Inc. (NYSE ticker “VZ”), an underlying constituent of the Wireless HOLDRS Trust, effective April 1, 2008, each shareholder of VZ received 0.0189 shares of FRP.  The new price of VZ equaled 0.0189 times the closing price of FRP, then subtracted from the closing price of VZ.  FRP was added to the index effective April 1, 2008.  The quantity of shares of Verizon Communications Inc. represented by each 100 share round lot of Wireless HOLDRS and the consideration for the respective transaction is as follows: for the 17 shares of Verizon Communications Inc. per 100 share round lot of Wireless HOLDRS, The Bank of New York will receive 0.3206 shares of FairPoint Communications Inc.

(2)           The quantity of shares of Ericsson (NASDAQ ticker “ERIC”) represented by each 100 share round lot of Wireless HOLDRS increased to 14.8 shares (from 7.4) due to the 2 for 1 stock split of Ericsson.  Effective June 13, 2008, the deposits of Ericsson Common Stock for creation of Wireless HOLDRS also increased to 14.8 per round lot of 100 Wireless HOLDRS due to the 2 for 1 stock split.

*  The securities of these non-U.S. companies trade in the United States as American Depositary Receipts.  Please see“Risk Factors” and “United States Federal Income Tax Consequences--Special considerations with respect to underlying securities of foreign issuers” for additional information relating to an investment in a non-U.S. company.

The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

The date of this prospectus supplement is June 30, 2008.